Exhibit 10.37

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between American Midstream GP, LLC, a Delaware limited liability company (the “Company”), and Michael D. Suder (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive was a party to an Employment Agreement with Blackwater Midstream Corp. (“Blackwater”), dated as of October 9, 2012 (the “Blackwater Agreement”); and

WHEREAS, is connection with American Midstream Partners, LP acquisition of Blackwater Midstream Holdings LLC (“Blackwater Holdings”) and its subsidiaries pursuant to that Agreement and Plan of Merger by and among AL Blackwater, LLC (“Newco”), Blackwater Holdings, American Midstream Partners, LP and Blackwater Merger Sub, LLC, dated as of December 10, 2013 (the “Merger Agreement”), Executive and Blackwater have terminated the Blackwater Agreement in consideration for entering into this Agreement; and

WHEREAS, the Company wishes to secure the services of Executive subject to the contractual terms and conditions set forth herein; and

WHEREAS, Executive is willing to enter into this Agreement upon the terms and conditions set forth herein; and

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.“Accrued Obligation” shall mean the sum of (a) Executive’s Base Salary through the Date of Termination and (b) any accrued vacation pay earned (and unused) by Executive as of the Date of Termination.

2.“Benefit Obligation” shall mean payment by the Company to Executive (or his designated beneficiary or legal representative, as applicable), in accordance with the terms of the applicable plan document, of all vested benefits to which Executive is entitled under the terms of the employee benefit plans and compensation arrangements in which Executive is a participant as of the Date of Termination.

3.“Blackwater Entity” means, all or any, as applicable, of Blackwater Holdings, Blackwater Investments, Inc., a Delaware close corporation, Blackwater, Blackwater New Orleans, L.L.C., a Louisiana limited liability company, Blackwater Georgia, L.L.C., a Georgia limited liability company, and Blackwater Maryland, L.L.C., a Maryland limited liability company.

4.	“Cause” shall mean:

(a)Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony, involves fraud, dishonesty or moral turpitude or results in the imposition of a term of imprisonment;

(b)	The occurrence of any of the following acts on the part of Executive:

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(i)Fraud, willful or intentional misconduct or gross negligence in connection with the business of the Company or its affiliates;

or its affiliates;

(ii)	Embezzlement or misappropriation of any funds of the Company

(iii)Alcohol or substance abuse that has impaired or could reasonably be expected to impair the ability of Executive to perform Executive’s duties to the Company or its affiliates;

(iv)Failure to comply with the Company’s policies or its affiliates’ policies in any material respect, including those regarding harassment or discrimination in employment; or

(v)Dishonesty or disloyalty that has adversely affected or could reasonably be expected to adversely affect the Company or its affiliates in any material respect;

(c)Executive’s excessive absenteeism, willful or persistent neglect of, or abandonment of Executive’s duties (other than due to illness or any other physical condition that could reasonably be expected to result in disability), which has not been cured after reasonable notice from the Company; or

(d)	Executive’s material breach of any provision of this Agreement.

5.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

6.“Confidential Information” shall mean all information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company or its affiliates (whether during business hours or otherwise and whether on the Company’s (or its affiliates) premises or otherwise) that relate to the Company’s (or its affiliates) business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression.

7.“Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Executive’s employment with the Company, where applicable, and otherwise shall mean the date that Executive’s employment with the Company is terminated as provided in Section 4.5.

8.“Disabled” shall mean that Executive is unable to perform the essential functions of Executive’s job or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three months as determined by the Company, which is certified in writing by a competent medical physician selected by the Company and approved by Executive (or Executive’s legally authorized representative), which approval shall not be unreasonably withheld.

9.“Notice of Termination” shall mean a written notice delivered by the Company or Executive to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the Date of Termination that sets forth in reasonable detail the facts and

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circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

10.“Work Product” shall mean all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, architectural renditions and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, made, developed or acquired by Executive individually or in conjunction with others during the period of Executive’s employment by the Company or its affiliates (whether during business hours or otherwise and whether on the Company’s (or its affiliates) premises or otherwise) that relate to the Company’s (or its affiliates) business, trade secrets, products or services.

ARTICLE II
EMPLOYMENT AND DUTIES

1.Employment; Effective Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of December 17, 2013 (the “Effective Date”) and continuing for the period of time set forth in Article IV of this Agreement, subject to the terms and conditions of this Agreement.

2.Positions. From and after the Effective Date, Executive shall serve in the position of President and Chief Executive Officer of Blackwater Holdings or its successor, or in such other position or positions as the parties mutually may agree.

3.Duties and Services. Executive agrees to serve in the positions referred to in Section 2.2 hereof and to perform diligently and to the best of Executive’s abilities the usual and customary duties and services appertaining to such positions, as well as such additional duties and services appropriate to such positions which the Company and Executive mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by the Company and Blackwater that are of general applicability to the Company’s and/or Blackwater’s executive employees, as such policies may be amended from time to time.

4.Other Interests. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, and (c) engage in such other activities that the Company and Executive mutually agree to; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or its affiliates or interfere with the performance of Executive’s duties hereunder.

5.Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s or its affiliates’ businesses and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III
COMPENSATION AND BENEFITS

1.Base Salary. During the Term (as defined in Section 4.1), Executive shall receive a minimum, annualized base salary of $300,000 ($325,000 for remainder of 2013) (the “Base Salary”). Executive’s Base

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Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to employees but no less frequently than monthly. Executive’s Base Salary is subject to an annual performance review and potential increase.

2.	Bonuses and Incentive Awards.

(a)STIP Bonus.

(i)Provided that Executive remains employed by the Company on December 31, 2013, the Company will pay Executive 3/12ths of Executive’s target short term incentive bonus amount of $162,500 which equals $40,625 (the “STIP Bonus Target”). Payment will be made in a lump sum no later than March 15, 2014.

(ii)For 2014 and after, Executive will be eligible to earn the STIP Bonus Target provided that Executive satisfies the terms and conditions for such bonus that will be established by the Company, which terms and conditions are expected to include annual performance targets.
(b)LTIP Awards. For 2014 and after, Executive will be eligible for an annual award under the Company’s long term incentive plan, as it may be established from time to time.

(c)Harvey Incentive Bonus. Executive is eligible for a bonus (the “Harvey Incentive Bonus”) if Blackwater Harvey, LLC, a Delaware limited liability company (“Harvey”), which operates the storage facility located in Harvey, Louisiana, achieves as of the end of any trailing twelve-month period during the Term a minimum threshold EBITDA of $5 million (the “Harvey Target”), provided that Executive remains employed by the Company on the date that the Harvey Target is achieved. For this purpose, EBITDA means, with respect to the applicable calculation period, the net income before interest, income taxes, depreciation and amortization of Harvey, in each case calculated in accordance with United States generally accepted accounting principles and practices as in effect on the date hereof. In calculating EBITDA, no addition or deduction shall be taken for: (i) non-recurring expenses, including but not limited to those related to corporate transactions; (ii) non-cash expenses, including but not limited to equity-based compensation and asset retirement obligations; (iii) any gains resulting from any write-up of any assets or any loss resulting from any write-down or impairments; and
(i)hedging or other similar activities; provided, further and for the avoidance of doubt, in calculating EBITDA, the net income (or net loss) shall specifically include deductions for any general and administrative expenses and corporate overhead of any Blackwater Entity or any of their affiliates that is allocated to or realized by Harvey. The calculation of EBITDA, including deductions for any general and administrative expenses and corporate overhead allocated to Harvey, will be subject to audit and review by Newco in accordance with the procedures set forth in the Merger Agreement. Executive’s bonus will be equivalent to 46.15% of the “Harvey Bonus Pool” as defined below.

(i)“Harvey Bonus Pool” will be equivalent to 10% of the difference between “Harvey FMV” and “Harvey Cost.” For this purpose, “Harvey FMV” means 8 multiplied by next twelve months’ EBITDA, as forecasted by the Company as of the date that the Harvey Target is achieved. For this purpose, “Harvey Cost” means the cumulative investment in Harvey, including costs to date, including without limitation fully burdened allocated employee costs and corporate overhead, as determined by the Company. The amount of the Harvey bonus pool may not exceed $1 million.

(ii)Executive’s Harvey Incentive Bonus, if any, will be paid within 90 days after the Company’s determination that the Harvey Target is achieved, but in no event later than March 15th of the year following the year in which the Harvey Target is achieved.

(iii)Executive’s Harvey Incentive Bonus, if any, will be paid in the form of American Midstream Partners, LP common units, subject to an 18-month lockup with terms similar to the lock up agreement contained in the Contribution and Rollover Agreement by and among the Company, Executive and the other investors listed on Schedule 1 thereto dated on or about the date hereof.

3.Employee Benefits. During Executive’s employment hereunder, Executive and, to the extent

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applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of the
Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, and the like which may be maintained by the Company. The Company shall not, however, by reason of this Section be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

4.Vacation and Leave. Executive shall be entitled to paid vacation days in accordance with Company policy. Executive shall also be entitled to all paid holidays given by the Company to its employees generally.

5.Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for such fees and expenses incurred after the date that is one year after the date of Executive’s termination of employment with the Company.

6.Offices. Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director or manager of the Company or any of the Company’s affiliates and as a member of any committees of the board of directors or similar governing bodies of any such entities, and in one or more executive positions of any of the Company’s affiliates.

ARTICLE IV
TERM AND TERMINATION OF EMPLOYMENT

1.Term. Subject to the remaining terms of this Article IV, this Agreement shall be for an initial term that begins on the Effective Date and continues in effect through October 31, 2017 (the “Initial Term”) and, unless terminated sooner as herein provided, shall renew for successive one-year periods after the fifth anniversary of the Effective Date (each a “Renewal Term” and together with the Initial Term, the “Term”). If the Company or Executive desires to elect not to renew this Agreement, the Company or Executive must give written notice (which may be included in a Notice of Termination) to the other party at least 30 days before the expiration of the then-current Initial Term or Renewal Term, as applicable. In the event that one party provides the other with a written notice of election not to renew this Agreement pursuant to this Section 4.1, no further automatic extensions will occur and this Agreement shall terminate at the end of the then-existing Initial Term or Renewal Term, as applicable. If the Company elects not to renew this Agreement and Executive’s employment with the Company is not terminated, Executive shall continue as an at-will employee of the Company and this Agreement shall terminate, subject to Section 9.13, at the end of the current Term.
2.Company’s Right to Terminate. Notwithstanding the provisions of Section 4.1, the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)upon the determination that Executive is Disabled; or

(b)	Executive’s death; or

(c)	for Cause; or

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(d)for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.Executive’s Right to Terminate. Notwithstanding the provisions of Section 4.1, Executive shall have the right to terminate Executive’s employment under this Agreement for any reason whatsoever or no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination.

4.Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation of Executive from the board of directors or similar governing body of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

5.Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE V
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

1.	Effect of Termination of Employment on Compensation.

(a)Disability; Death. Following the termination of Executive’s employment due to death or a determination that Executive is Disabled pursuant to Section 4.2(a) or Section 4.2(b) hereof, the Company shall pay to Executive (or his designated beneficiary or legal representative, if applicable) the Accrued Obligation within 10 days following the Date of Termination. Following such payment, the Company shall have no further obligations to Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Executive (or his designated beneficiary or legal representative, if applicable) the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements unless otherwise required by law.
(b)By the Company for Cause. If during the Term Executive’s employment is terminated by the Company for Cause pursuant to Section 4.2(c) hereof, the Company shall pay to Executive the Accrued Obligation within 10 days following the Date of Termination. Following such payment, the Company shall have no further obligations to Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements unless otherwise required by law.

(c)By Executive For Any Reason. If during the Term Executive terminates his employment for any reason, the Company shall pay to Executive the Accrued Obligation within 10 days following the Date of Termination. Following such payment, the Company shall have no further obligations to Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements unless otherwise required by law. Executive shall not have breached this Agreement if Executive terminates Executive’s employment for any reason.

(d)At the End of the Term. If during the Term either party provides the other with a written notice of its election not to renew the Agreement and Executive’s employment with the Company is terminated at the end of the Term, the Company shall pay to Executive the Accrued Obligation within 10 days following the Date of Termination. Following such payment, the Company shall have no further obligations to Executive other

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than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements unless otherwise required by law. The party providing written notice of its election not to renew the Agreement to the other party shall not have breached this Agreement if such notice is timely provided.

(e)By the Company Without Cause. If during the Term Executive’s employment is terminated by the Company other than for Cause, or other than due to death or a determination that Executive is Disabled, then, Executive shall receive the following benefits and compensation from the Company:

(i)the Company shall pay Executive the Accrued Obligation within 10 days following the Date of Termination;

(ii)the Company shall pay to Executive an amount equal to the lesser of Executive’s Base Salary for (1) 12 months or (2) the remainder of the current Term, in either case with such amount payable in 12 equal monthly installments commencing on the 60th day following Executive’s Date of Termination;

(iii)the Company shall pay Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements; and
(iv)during the 12-month period following Executive’s Date of Termination, to the extent that Executive (and his eligible dependents as of Executive’s Date of Termination) are eligible for and elect continuation (COBRA) coverage under any medical, vision and dental benefit plans (excluding disability insurance) maintained by the Company under which Executive was covered immediately prior to Executive’s Date of Termination, the Company agrees to pay Executive a taxable amount equal to the amount (if any) that the Company contributes towards the cost of coverage for a similarly situated active employee. Such amount may be taxable to Executive, and will be paid on the six and twelve month anniversaries of Executive’s Date of Termination.

Notwithstanding the foregoing, neither Executive, nor his estate, shall be permitted to specify the taxable year in which a payment described in this Section 5.1(e) shall be paid.

(f)General Release of Claims.    Payments to Executive under Section 5.1(e) (other than Accrued Obligations and Benefit Obligations) are contingent upon Executive’s execution of a release within 50 days of Executive’s Date of Termination in a form reasonably satisfactory to the Company that, if applicable, is not revoked by Executive during the revocation period provided in such release, and which shall release and discharge the Company and its affiliates, and their officers, directors, managers, employees and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with the Company or its affiliates or the termination of such employment.

ARTICLE VI
PROTECTION OF THE COMPANY’S INFORMATION

1.Disclosure to and Property of the Company. For purposes of this Article VI, the term the “Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director, manager and/or consulting relationship. All Confidential Information shall be retained for and, to the extent practicable, disclosed to the Company and are and shall be the sole and exclusive property of the Company. Moreover, all Work Product is and shall be the sole and exclusive property of the Company. Executive agrees to perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Upon termination of Executive’s employment by the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

2.Disclosure to Executive. During the Term, the Company shall disclose to Executive, or place

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Executive in a position to have access to or develop, Confidential Information and Work Product of the Company; and shall entrust Executive with business opportunities of the Company; and shall place Executive in a position to develop business good will on behalf of the Company.

3.No Unauthorized Use or Disclosure. Executive agrees to use reasonable efforts to preserve and protect the confidentiality of all Confidential Information and of all Work Product containing Confidential Information of the Company and its affiliates. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to obligate all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent (a) such Confidential Information has become publicly available other than as a result of a breach of this Agreement by Executive or (b) disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article VI. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, confidential information or work product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to use reasonable efforts to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

4.Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.
5.Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of the

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Company or its affiliates, Executive shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

ARTICLE VII
NON-COMPETITION AGREEMENT

1.Definitions. As used in this Article VII, the following terms shall have the following meanings:

(a)“Business” means any endeavor in which Blackwater, including its subsidiaries, is engaged in during the Restricted Period, and the provision of products or services that are substantially similar to the products or services provided by any business, partnership, firm, corporation or other entity which Blackwater or one of its subsidiaries has made substantial progress toward acquiring on or before the Date of Termination. For the purposes of this definition, the execution by the Company, Blackwater or one of their affiliates of a binding or non-binding letter of intent, term sheet, or similar agreement or a confidentiality agreement or similar agreement with respect to the acquisition of a business, partnership, firm, corporation or other entity on or before the Date of Termination shall constitute sufficient evidence of Blackwater or one of its subsidiaries having made substantial progress towards acquiring such business, partnership, firm, corporation or other entity.

(b)“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its affiliates be deemed a Competing Business.

(c)“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

(d)“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.
(e)“Restricted Area” means any county or parish, or subdivision thereof in which the Company or its affiliates engages in the Business, including specifically but not limited to the parishes in Louisiana set forth on Exhibit A, Wicomico County, Maryland and Glynn County, Georgia.

(f)“Restricted Period” means the period during which Executive is employed by the Company hereunder and a period of one year following Executive’s Date of Termination.

2.Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VII; (i) in consideration for the Confidential Information provided by the Company to Executive pursuant to Article VI of this Agreement; (ii) as part of the consideration for the compensation and benefits to be paid to Executive hereunder; (iii) to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, the business goodwill of the Company or its affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its affiliates; and (iv) as an additional incentive for the Company to enter into this Agreement.

(a)Subject to the exceptions set forth in Section 7.2(b) below, Executive expressly covenants

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and agrees that during the Restricted Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b)Notwithstanding the restrictions contained in Section 7.2(a), Executive or any of Executive’s affiliates may own an aggregate of not more than 1% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7.2(a), provided that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c)Executive further expressly covenants and agrees that during the Restricted Period, Executive will not, and Executive will cause Executive’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

(d)Executive expressly recognizes that Executive is a high-level, executive employee who will be provided with access to trade secrets as part of Executive’s employment and that the restrictive covenants set forth in this Section 7.2 are reasonable and necessary in light of Executive’s executive position and access to the Company’s trade secrets.

3.Relief; Remedies. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.2 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of Article VI or this Article VII by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of Article VI and this Article VII by seeking in a court of competent jurisdiction specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of Article VI or this Article VII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents.

4.Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VII are the result of arm’s-length bargaining and are fair and reasonable in light of
(a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation, trade secrets and Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VII invalid or unenforceable.

5.Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VII would cause irreparable injury to the Company. Executive expressly represents that enforcement of the restrictive covenants

Exhibit 10.37

set forth in this Article VII will not impose an undue hardship upon Executive or any person or entity affiliated with Executive. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Restricted Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE VIII
STATEMENTS CONCERNING THE COMPANY

8.1    Statements by Executive. Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, managers, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information (other than Confidential Information that has become publicly available other than as a result of a breach of this Agreement by Executive) of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, managers, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, managers, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law. The foregoing notwithstanding, nothing shall prevent Executive from testifying in any legal proceeding pursuant to a subpoena or other legal process.

ARTICLE IX MISCELLANEOUS

1.Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, by courier or by electronic mail, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:
If to Executive, addressed to: Michael D. Suder
1750 St. Charles Ave. #511
New Orleans, LA 70130 Facsimile: (504) 340-9406 Email: Michaels@bwmsc.com
If to the Company, addressed to:

American Midstream GP, LLC.
c/o American Midstream Partners, LP 1614 15th Street, Suite 300.
Denver, CO 80202 Attention: General Counsel

Exhibit 10.37

bmathews@americanmidstream.com Facsimile: (720) 457-6040

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

2.	Applicable Law; Submission to Jurisdiction.

(a)This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

(b)With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Colorado.

3.Litigation. Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of his employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of his employment to the extent the Company pays all expenses Executive incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Executive in good faith) with Executive’s personal or professional schedule.

4.Dispute Resolution. Except as provided otherwise in Sections 7.3 and 8.1, all claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”) arising out of this Agreement or Executive’s service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against Executive or that Executive may have against the Company, or its parents or subsidiaries, or against each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, shall be settled in accordance with the procedures described in Section 9.4(a) and (b). Claims covered by this Section 9.4 include, without limitation, claims by Executive for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation.

(a)Agreement to Negotiate. First, the parties shall attempt in good faith to resolve any Claims promptly by negotiations between Executive and executives or directors of the Company or its affiliates who have authority to settle the Claims. Either party must give the other disputing party written notice of any Claim not resolved in the normal course of business.
Within five days after the effective date of that notice, Executive and such executives or directors of the Company shall agree upon a mutually acceptable time and place to meet in person or by phone and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Claim. The first of those meetings shall take place within 30 days of the date of the disputing party’s notice. If the Claim has not been resolved within 60 days of the date of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five days of that notice, either party may elect to undertake arbitration in accordance with Section 9.4(b).

(b)Agreement to Arbitrate. If a Claim is not resolved by negotiation pursuant to Section 9.4(a), such Claim must be resolved through arbitration regardless of whether the Claim involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims under statutory, civil or common law. Any arbitration shall be conducted in accordance with the then-current Employment Rules of the American Arbitration Association (“AAA”). If a party refuses to honor its obligations under this Section 9.4(b), the other party may compel arbitration in any federal or state court of competent jurisdiction. The arbitrator shall apply the substantive law of Colorado (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the Claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this

Exhibit 10.37

Agreement (including this Section 9.4), including any claim that all or part of the Agreement is void or voidable and any Claim that an issue is not subject to arbitration. Unless otherwise agreed, claims may only be brought on an individual basis; neither the Company nor Executive may submit a class action, collective action, representative action, or multi-claimant action for resolution in arbitration. The results of arbitration will be binding and conclusive on the parties hereto. The arbitration shall take place in the State of Colorado where all hearings shall take place unless agreed otherwise by the parties. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All evidentiary privileges under applicable state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to Executive and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. Each party shall pay its own attorneys’ fees and disbursements and other costs of arbitration.
The Company shall pay the cost of the arbitration, including the arbitrator’s fees, unless otherwise ordered by the arbitrator. EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EXECUTIVE.

5.No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
6.Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

7.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

8.Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement (whether actually or constructively made to Executive or treated as included in Executive’s income under Section 409A of the Code) all federal, state, city and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

9.Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

10.Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

11.Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

12.Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.

13.Term. Termination of this Agreement shall not affect any right or obligation of any party which is

Exhibit 10.37

accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

14.Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (including the Blackwater Agreement) are hereby null and void and of no further force and effect. The parties further acknowledge that the termination of the Blackwater Agreement does not constitute a separation from service by Executive from Blackwater and that no benefits or payments are due to Executive from Blackwater or the Company as a result of the termination of the Blackwater Agreement.

15.Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement; provided that the Company may, with prospective or retroactive effect, amend this Agreement at any time (to the extent Executive is not adversely affected by such amendment), if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Section 409A of the Code or to comply with the provisions of Section 409A of the Code.

16.Compliance with Section 409A of the Code. It is intended that the payments and benefits provided under this Agreement shall be exempt from or comply with the application of the requirements of Section 409A of the Code. This Agreement shall be construed, administered and governed in a manner that affects such intent. Specifically, (a) each payment under this Agreement, including each payment in a series of installment payments, is deemed to be a separate installment payment and (b) any taxable benefits or payments provided under this Agreement are deemed to be separate payments that qualify for the “short-term deferral” exclusion from Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the “involuntary separation pay” exclusion from Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code (as determined by the Company), if Executive is a “specified employee,” as determined by the Company, as of his Date of Termination, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A of the Code, and that would otherwise be paid or provided during the first six months following Executive’s Date of Termination, shall be accumulated through and paid or provided on the first business day that is more than six months after Executive’s Date of Termination (or, if Executive dies during such six-month period, within 90 days after Executive’s death).

[Signature Page Follows]

Exhibit 10.37

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 17th day of December, 2013.

AMERICAN MIDSTREAM GP, LLC
By:	/s/ Daniel C. Campbell
	Name:	Daniel C. Campbell
	Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE
/s/ Michael D. Suder
Michael D. Suder

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

Exhibit 10.37

EXHIBIT A List of Parishes
Acadia	Allen	Ascension
Assumption	Avoyelles	Beauregard
Bienville	Bossier	Caddo
Calcasieu	Caldwell	Cameron
Catahoula	Claiborne	Concordia
De Soto	East Baton Rouge	East Carroll
East Feliciana	Evangeline	Franklin
Grant	Iberia	Iberville
Jackson	Jefferson	Jefferson Davis
La Salle	Lafayette	Lafourche
Lincoln	Livingston	Madison
Morehouse	Natchitoches	Orleans
Ouachita	Plaquemines	Pointe Coupee
Rapides	Red River	Richland
Sabine	St. Bernard	St. Charles
St. Helena	St. James	St. John the Baptist
St. Landry	St. Martin	St. Mary
St. Tammany	Tangipahoa	Tensas
Terrebonne	Union	Vermilion
Vernon	Washington	Webster
West Baton Rouge	West Carroll	West Feliciana
Winn